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                                                                    EXHIBIT 99.1

NEW YORK, Jan. 12 /PRNewswire/ -- EarthWeb Inc. (Nasdaq: EWBX) today announced its intention to raise $75 million (excluding any over-allotments) through a 144A offering of convertible subordinated notes. The notes will be convertible into shares of EarthWeb's common stock at a conversion price to be determined.

Proceeds from the Rule 144A offering will be used for general corporate purposes, including expansion of sales and marketing capabilities, continued development of business-to-business commerce initiatives, possible strategic acquisitions or investments, international expansion, technical upgrade of internal systems and working capital requirements.

The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under such act.
About EarthWeb

EarthWeb Inc. (www.earthweb.com) is the leading business-to-business portal to the global IT industry. EarthWeb's integrated solutions include its flagship services: earthweb.com, developer.com, datamation.com, dice.com,
Supportsource.com and ITKnowledge.com.

EarthWeb connects buyers to sellers, employers to employees, vendors to customers, and technical professionals to a wealth of expert knowledge. In 1999, EarthWeb was ranked the third fastest growing company within Business Week's Info Tech 100. The Info Tech 100, which includes such industry leaders as Dell Computer and Cisco Systems, is Business Week's list of "the builders of the new economy."
This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission.

For more information contact: General Info., Doug DeLieto, Analyst Info., Jean Young, or Media Info., Claudine Cornelis, 212-661-8030, of The Financial Relations Board.
SOURCE EarthWeb Inc.
CONTACT: General Info., Doug DeLieto, Analyst Info., Jean Young, or Media Info., Claudine Cornelis, 212-661-8030, of The Financial Relations Board/